 Exhibit 5.1

Baker & McKenzie LLP
Barristers & Solicitors

Brookfield Place
Bay/Wellington Tower
181 Bay Street, Suite 2100
Toronto, ON M5J 2T3
Canada

Tel: +1 416 863 1221
Fax: +1 416 863 6275
www.bakermckenzie.com

May 16, 2018

Trillium Therapeutics Inc.
2488 Dunwin Drive
Mississauga, Ontario
L5L 1J9

Dear Sirs/Mesdames:

Trillium Therapeutics Inc. - Registration Statement on Form F-3

We have acted as Canadian counsel to Trillium Therapeutics Inc. (the “Corporation”) in connection with the Registration Statement on Form F-3 (the “Registration Statement”) filed on May 16, 2018 by the Corporation with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Act”), relating to 2,350,000 common shares in the capital of the Corporation (the “Shares”) (comprised of 1,950,000 common shares (the “Common Shares”) and 400,000 common shares of the Corporation (the “Conversion Shares”) issuable upon conversion of Series II Non-Voting Convertible First Preferred Shares of the Corporation that may be offered for sale by the shareholders of the Corporation identified in the Registration Statement (the “Shareholders”).

This opinion letter is being provided at the request of the Corporation. As Canadian counsel for the Corporation, we have examined a copy of the Registration Statement.

Our opinions expressed herein are limited to the laws of the Province of Ontario and the laws of Canada applicable therein as in effect on the date hereof.

We have considered such questions of law, examined such statutes, regulations, corporate documents, records and certificates, opinions and instruments and have made such other investigations as we have considered necessary or desirable in connection with the opinions hereinafter set forth including, without limitation, a certificate of an officer of the Corporation (the “Corporate Certificate”) dated the date hereof addressed to Baker & McKenzie LLP, with respect to certain factual matters.

In connection with our opinions, we have assumed: (i) with respect to all documents examined by us, the genuineness of all signatures, the legal capacity of all individuals signing any documents, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies, whether facsimile, photostatic, electronic, certified or otherwise, and the identity of all individuals acting or purporting to act as public officials; (ii) all facts set forth in the official public records, indices, filing and registration systems and all certificates, documents and printed results supplied by public officials or otherwise conveyed to us by public officials are complete, true, accurate and current; and (iii) the Corporation has duly authorized the execution, delivery and filing with the Commission of the Registration Statement. We have relied upon the Corporate Certificate with respect to the accuracy of the factual matters contained in the Corporate Certificate, which matters have not been independently investigated or verified by us, and we have assumed that all factual statements made in the Corporate Certificate are complete, true and accurate as of the date of this opinion letter. To the extent that the Corporate Certificate, and any other certificate or document referenced herein, is based on any assumption, given in reliance on any other certificate or document, understanding or other criteria or is made subject to any limitation, qualification or exception, our opinions are also so based, given on such reliance and is so made subject.

Baker & McKenzie LLP, an Ontario limited liability partnership, is a member of Baker & McKenzie International, a Swiss Verein.

Based upon and subject to the foregoing and to the qualifications in this opinion letter, we are of the opinion that: (i) the Common Shares which may be offered for resale by the Selling Shareholders have been validly issued, fully paid and non-assessable and will, when sold and paid for as contemplated by the Registration Statement, continue to be validly issued, fully paid and non-assesssable; and (ii) upon due conversion of the Series II Non-Voting Convertible First Preferred Shares in accordance with their terms, the Conversion Shares, will be validly issued as fully paid and non-assessable common shares in the capital of the Corporation and will, when sold and paid for as contemplated by the Registration Statement, continue to be validly issued, fully paid and non-assessable.

This opinion letter is furnished solely for the benefit of the addressee in connection with the filing of the Registration Statement with the Commission and is not to be transmitted to any other person, nor is it to be relied upon by any other person or used for any other purpose or referred to in any public document or filed with any government agency or other person without our prior express consent. Our opinions are given as of the date of this opinion letter. Among other things, our opinions do not take into account any circumstance (including changes in law or facts or the conduct of any of the relevant parties) that may occur after that date. We assume no obligation to update or supplement any of the opinions set forth herein to reflect any changes of law or fact that may occur.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the rules and regulations promulgated thereunder.

Yours very truly,

“Baker & McKenzie LLP”